Exhibit 10.12

December 7, 2022

Robert Pierce, MD

[***]

Re: Separation from Employment

Dear Rob,

As previously discussed, your employment with Sensei Biotherapeutics, Inc. shall end effective December 7, 2022 (the “Separation Date”). Pursuant to the conclusion of your employment, please note the following important information:

●
You shall receive your final wages through the Separation Date (less all applicable federal, state, local and other employment-related deductions).

●
Enclosed please find your Separation Agreement. If you decide to execute the Separation Agreement, please do so and return one fully executed original to me within forty-five (45) days following the Separation Date. After that time, the offer shall lapse. If you sign within the 45-day period and do not rescind your acceptance during a seven (7) day rescission period thereafter, then the Separation Agreement will become effective on the 8th day following your signing of the Separation Agreement.

●
Enclosed please find a copy of your executed Employee Confidential Information and Invention Assignment Agreement, which shall remain in effect, provided that (if applicable) any non-competition obligation that may be in such agreement shall not apply or be enforced, and (if applicable) you shall not be eligible for a payment in support of such non-competition obligation. We trust that you shall honor this agreement.

●
Under separate cover, we also shall provide you with information and forms relating to your ability to continue your medical benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) as well as information on applying for unemployment compensation.

●
We ask that you promptly return to Sensei all of its property presently in your possession (which may include software, hardware, equipment, cell phones, documents, electronic data or files, or any copies thereof), other than equipment that will be used in connection with your Consulting Agreement dated on or about the date hereof. Any such retained property must be returned upon the expiration of the Consulting Agreement.

[Remainder of page intentionally blank]

Enclosures

Sincerely,

/s/ John Celebi

John Celebi

President and CEO

December 7, 2022

Robert Pierce, MD

[****]

Re: Separation Agreement

Dear Rob,

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment from Sensei Biotherapeutics, Inc. and its affiliates (collectively, “Company”). As more fully set forth below, Company desires to provide you with severance pay and benefits in exchange for certain agreements by you. As explained more fully in Section 12 below, you may take up to forty five (45) days following your Separation Date (as defined below) to review and execute this Agreement. This Agreement shall become effective on the eighth (8th) day following the date that you sign it (the “Effective Date”).

1.
Separation. Your employment with Company and any of your other roles with Company shall end effective December 7, 2022 (the “Separation Date”). Pursuant to your separation, the Company shall provide you with payment for your final wages, payment for accrued but unused vacation time (if any), and reimbursement of any properly submitted but unreimbursed business expenses (if any), through the Separation Date.

2.
Severance Benefit. In exchange for the mutual covenants set forth in this Agreement, beginning as soon as practicable after the Effective Date, Company agrees to provide you with the following (together, the “Severance Benefit”):

(a)
The Company will pay you your current Base Salary for nine (9) months, less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Effective Date with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.

(b)
In the event that you choose to exercise your right under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue your participation in Company’s health insurance plan (which you may do, to the extent permitted by COBRA, regardless of whether you accept this Agreement), the Company shall pay the portion of the COBRA, or state continuation coverage, premiums which is equal to the cost of the coverage that the Company was paying as of the Separation Date, to continue your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) nine (9) months following the Separation Date; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date you cease to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), the “Non-CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the Non-CIC COBRA Payment Period.

Notwithstanding the timing of payments set forth above in Sections 2(a) and 2(b), you and the Company may agree in writing (email being sufficient) that the Severance Benefits will be paid in one or more lump sum payments in lieu of installments.

The Severance Benefit shall confer no benefit on anyone other than the parties hereto. Except for the specific financial consideration set forth herein, you are not entitled to any other compensation including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

3.
Equity. To the extent applicable, the terms and conditions of Sensei’s 2018 and 2021 Equity Incentive Plan (the “Equity Plan”) and any stock option agreements and/or restricted stock agreements executed by you pursuant thereto (collectively the “Equity Agreements”) are expressly incorporated by reference herein and shall survive the signing of this Agreement.

4.
Publications. You will be included as a co-author on abstracts, posters, presentations and manuscripts concerning research and development of SNS-101 (VISTA), including the Phase I/II clinical trial, as well as other preclinical work including Company’s SNS-102 (VSIG4) and SNS-103 (CD39) programs, in each case to the extent that Company believes in its reasonable discretion that it would be appropriate and customary (in accordance with scientific standards and practices) to include you as a co-author in such publications.

5.
Unemployment. Company shall not contest any claim for unemployment benefits by you with the applicable department of unemployment assistance. Company, of course, shall not be required to falsify any information.

6.
Cooperation. For a period of six (6) months following the Separation Date, you shall cooperate fully with Company in connection with any matter relating to your employment, including but not limited to: (a) assisting Company with the transition of your duties and responsibilities to appropriate Company personnel; (b) meeting with Company personnel regarding matters in which you have been involved as an employee, including any contract matters or audits; (c) assisting in the defense or prosecution of claims now in existence or which may be brought or threatened in the future against or on behalf of Company, including claims or actions against its affiliates and its and their officers and employees; (d) preparing for, attending and participating in any legal proceeding, including affidavits, depositions, consultation, discovery or trial; and (e) assisting Company with internal and external audits, inspections, proceedings or other inquiries. Should you be contacted by any person or entity adverse to Company (for example, by any party representing an individual or entity), you shall promptly notify John Celebi. You shall be reimbursed for any reasonable costs and expenses approved in advance by Company and incurred in connection with providing such cooperation under this section.

7.
Return of Property. You acknowledge and agree that you have returned to Company and have not retained any Company files, documents or property, or any copies thereof in any form or media, including any cell phone, computer, keys and key cards, other than that Company property that will be used in connection with the consulting services that you will be providing to Company. Upon termination of your consulting agreement, you shall return any Company property in your possession.

8.
Continuing Covenants. You expressly acknowledge and agree that you shall abide by your Employee Confidential Information and Inventions Assignment Agreement, which shall remain in full force and effect, provided that (if applicable) any non-competition obligation that may be in such agreement shall not apply or be enforced, and (if applicable) you shall not be eligible for any payment in support of such non-competition obligation. You shall not disclose any Company trade secrets or confidential and proprietary information, and shall abide by all common law and statutory obligations relating to protection and non-disclosure of Company’s trade secrets and confidential and proprietary information.

9.
Confidentiality. This Agreement shall be held confidential by you and shall not be publicized or disclosed to any third party, provided that: (a) disclosure may be made to an immediate family member, legal counsel or financial advisor who agrees to be bound by these confidentiality obligations; and (b) nothing herein shall restrict you from making any disclosures mandated by state or federal law, or from participating in an investigation with a state or federal agency, or providing documents or information to a state or federal agency, if requested by the agency to do so.

10.
Non-Disparagement. You shall not make any statements that are disparaging about Company (including its officers, directors, employees and consultants), including but not limited to any statement that disparages any person, product candidate, service, or financial condition of Company, provided that nothing herein shall restrict you from making any disclosures mandated by state or federal law or from participating in an investigation with a state or federal agency, or providing documents or information to a state or federal agency, if requested by the agency to do so. Further, the Company agrees that it shall instruct the members of its Board of Directors and its executive management team that they shall use their best efforts to not make any statements that are disparaging about you or adversely affect or malign your reputation.

11.
Release of Claims.

(a)
Release. You agree and acknowledge that by signing this Agreement, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against Company1 whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date that you execute the Agreement (the “Execution Date”). Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company seeking any form of relief, including equitable relief, recovery of damages, or recovery of any other form of monetary recovery (including back pay, front pay,

1 For the purposes of this section, the parties agree that the term “Company” shall include Sensei Biotherapeutics, Inc., and its and their divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, shareholders, owners, employees, attorneys, agents and assigns.

compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) for any alleged action, inaction or circumstance existing through the Execution Date. Without limiting the foregoing, you waive and release Company from any waivable claim arising from or related to your employment relationship with Company up through the Execution Date, including: (i) Claims under any Massachusetts, Maryland, Washington or any other state or federal statute, regulation or executive order (as amended) related to fair employment practices, discrimination, harassment, leaves of absence, wages, hours, or any other terms and conditions of employment, including the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Genetic Information Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, Massachusetts Civil Rights Act, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, the Maryland Fair Employment Practices Act, the Maryland Anti-Discrimination Law, the Maryland Medical Information Discrimination Law, the Maryland Reasonable Accommodations for Disabilities Due to Pregnancy Act, the Maryland Deployment of Family Members in the Armed Forces Act, the Maryland Equal Pay for Equal Work Law, the Maryland WARN Law, the Maryland Flexible Leave Act, the Maryland Lien for Unpaid Wages, the Washington Industrial Welfare Act, the Washington Law Against Discrimination, the Washington Family Leave Act, the Washington Leave Law, the Washington Minimum Wage Requirements and Labor Standards Act, Title 49 of the Revised Code of Washington, the Washington Equal Pay Opportunity Act, the Washington Fair Chance Act and any similar Massachusetts, Maryland, Washington or other state or federal statute; please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay; (ii) Claims under any Massachusetts, Maryland, Washington or any other state or federal common law theory, including wrongful discharge, retaliation, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual or business relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and

(iii) any other Claim arising under other Massachusetts, Maryland, Washington or other state or federal statute or common law.

(b)
Release Limitation. Notwithstanding the foregoing, this Section 11 does not:

(i) release Company from any obligation expressly set forth in this Agreement; (ii) waive or release any legal claims which you may not waive or release by law, including under workers’ compensation laws; or (iii) prohibit you from challenging the validity of this release under federal law, from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from providing documents or information to the EEOC or similar state agency. Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this Section 11 shall be deemed to limit Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

12.
ADEA/OWBPA Review and Revocation Period. You and Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, Company also is providing you with forty-five (45) days following your Separation Date in which to consider and accept the terms of this Agreement by signing below and returning it to Elisabeth Colunio, VP Human Resources, ecolunio@senseibio.com. Additionally, in the Appendix, you are being provided with certain additional information required by the ADEA and the OWBPA, including the job titles and ages of other employees in your decisional unit who were, or were not, separated from employment and offered a separation agreement. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by electronic mail a notice of rescission to Elisabeth Colunio at the above- referenced address.

13.
Material Breach. A breach of any of Sections 6, 7, 8, 9 or 10 of this Agreement shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover the value of any Severance Benefit paid to you hereunder.

14.
Taxes. The Severance Benefit shall be reduced by all applicable federal, state, local and other deductions, taxes, and withholdings. Company does not guarantee the tax treatment or consequences associated with any payment or benefit under this Agreement, including under Section 409A of the Internal Revenue Code of 1986 (“Code Section 409A”).

15.
General. This Agreement, along with any agreement expressly incorporated by reference herein (including your Equity Agreements, Equity Plans, and Employee Confidential Information and Invention Assignment Agreement) supersedes any and all prior or contemporaneous agreements between you and Company, and sets forth the entire agreement between you and Company. No modifications shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of Company to seek enforcement of any provision of this Agreement shall not be construed as a waiver of such provision or Company’s right to seek enforcement of such provision in the future. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. The parties agree that any action, claim or counterclaim relating to the terms of this Agreement shall be commenced in Massachusetts in a court of competent jurisdiction, and that venue for such actions shall lie exclusively in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

The parties acknowledge that each has been afforded sufficient time to understand the terms of this Agreement, that its agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that the other party has not made representations inconsistent with this Agreement. This Agreement may be signed in electronic format (PDF) and on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Elisabeth Colunio, VP Human Resources, at [XXXX].com, within forty five (45) days of the Separation Date.

Sensei Biotherapeutics, Inc.

By: /s/ John Celebi

Name: John Celebi

Title: President and CEO

Dated: December 7, 2022

Confirmed and Agreed:

/s/ Robert Hamilton Pierce, MD

Robert Hamilton Pierce, MD

Dated: January 9, 2023